Exhibit 99.1

Liberty Global Begins Deployment of Next Generation

“Fiber Power” Broadband Services in Europe

Englewood, Colorado – September 15, 2008: Liberty Global, Inc. (“Liberty Global”, “LGI”) (Nasdaq: LBTYA, LBTYB and LBTYK) today announced that its Dutch cable TV business, UPC Netherlands, will begin the commercial introduction of UPC Fiber Power: ultra high-speed internet up to 120 Mbps for consumers, based on the innovative EuroDOCSIS 3.0 standard. UPC is demonstrating its new UPC Fiber Power 120 product with live internet applications at the IBC trade show in Amsterdam.

UPC Netherlands will be the first cable operator in continental Europe to deliver a download speed of 120 Mbps to consumers, benefiting from the experience of Liberty Global’s cable TV business in Japan, J:COM, which introduced next generation broadband services in late 2007. In Japan, J:COM is actively offering 160 Mbps broadband services across all four of its operating regions with considerable success. J:COM has added over 55,000 subscribers to its 160 Mbps product since Q4’07, and more than 25% of new subscribers are taking the product where it’s available.

Liberty Global’s President and CEO Mike Fries said, “The launch of our Fiber Power broadband services in Europe marks another milestone in cable’s long-standing superiority of DSL. Hands down, this will be the fastest and most robust broadband service available in our markets. In addition to the Netherlands deployment announced today, Liberty Global expects to begin the commercial introduction of similar advanced internet products in Switzerland and Austria before the end of this year, and in most if not all of our European markets by the end of 2009.”

About Liberty Global, Inc.

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of June 30, 2008, Liberty Global operated state-of-the-art networks that served approximately 16 million customers across 15 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-looking statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with regard to our deployment of EuroDOCSIS 3.0 technology in our European markets. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include vendor delays and technology issues. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events conditions, or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations		Corporate Communications
Christopher Noyes	+1.303.220.6693	Hanne Wolf	+1.303.220.6678
K.C. Dolan	+1.303.220.6686	Bert Holtkamp	+31.20.778.9447
Molly Bruce	+1.303.220.4202